UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934
         Date of Report (Date of earliest event reported) July 5, 2000

                             Commission File Number
                                     0-25424

                           --------------------------

                                 SEMITOOL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Montana                                    81-0384392
   (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                     Identification No.)

                                 Semitool, Inc.
                655 West Reserve Drive, Kalispell, Montana 59901
                                 (406) 752-2107
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 5.  Other Events

See the following press releases, dated July 5, 2000, announcing certain additions to the management of the Company. These additions are effective immediately.


FOR IMMEDIATE RELEASE
Semitool, Inc.
Bill Freeman
Sr. VP and Chief Financial Officer
406-752-2107

                   SEMITOOL PROMOTES REGIONAL SALES MANAGER TO
                          DIRECTOR NORTH AMERICAN SALES

Kalispell, MT-- July 5, 2000-- Semitool, Inc. (Nasdaq: SMTL), a leading supplier of wafer surface preparation and electrochemical deposition (ECD) systems, today announced the promotion of Mr. David Hays to Director of North American Sales. Mr. Hays has been with Semitool for five years, most recently serving as Eastern Regional Sales Manager.

"Our customers constantly push the technology envelope and require solutions to complex problems," explained Mr. Hays. "The rate of change in our industry requires us to be creative, flexible, and most of all to provide process solutions that work. I'm happy to be part of a company devoted to supplying timely solutions to these challenges."

"David Hays has 23 years of progressively increasing responsibilities in high technology sales and sales management in semiconductor design, process, and test," said Raymon F. Thompson, Semitool's Chief Executive Officer and President. "More importantly, David has contributed to Semitool's growth and to our solid relationships with customers. We are pleased to promote from within the Company to fill this critical role with such a qualified and committed professional." Prior to Semitool, Mr. Hays served in sales engineering and sales management positions at Hewlett Packard, Teradyne, and Intergraph. David's broad-based background includes experience in CAD/CAM/CAE, test and measurement, automatic test equipment, computers, software, and networking systems.

About Semitool, Inc.
Semitool is a worldwide leader in the design, development, manufacture, and support of high performance wet chemical processing equipment for use in the fabrication of semiconductor devices. Its primary families of tools include electrochemical deposition systems for the plating of copper interconnects for integrated circuits and other metals for various applications, and wafer surface preparation systems for cleaning, stripping, and etching processes.

Founded in 1979 and headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The Company's stock trades on the Nasdaq National Market under the symbol SMTL.


FOR IMMEDIATE RELEASE
Semitool, Inc.
Bill Freeman
Sr. VP and Chief Financial Officer
406-752-2107

                 SEMITOOL APPOINTS VP ELECTROCHEMICAL TECHNOLOGY
           Ph.D. Brings 22 Years in High Tech Field with Ten Years in
                    Semiconductor Capital Equipment Industry

Kalispell, MT -- July 5, 2000 -- Semitool, Inc. (Nasdaq: SMTL), a leading supplier of wafer surface preparation and electrochemical deposition (ECD) systems, today announced the appointment of Dr. Jurek Koziol, formerly of Harper International Corporation, to a newly-created position of Vice President & General Manager of Electrochemical Technology.

 "In the 80's as part of my doctorate work," stated Dr. Koziol, "I studied factors influencing the morphology of electrochemical deposits and since then followed developments in electrochemistry as a personal interest. With the current level of activity in that field, I am pleased to have the opportunity to become involved in these developments as a part of Semitool."

"We established this position to hone Semitool's engineering expertise in the field of electrochemical deposition," explained Raymon F. Thompson, Chief Executive Officer and President of Semitool. "Dr. Koziol's strength in the field of chemical processing and semiconductor capital equipment is a welcome addition to the Semitool team."

Jurek Koziol's experience spans 22 years in the high technology field, with ten years working directly in the semiconductor capital equipment industry. Before joining Semitool, Koziol served as Director of Engineering and Technology at Harper International Corp., and earlier as Manager of Engineering at Ferrofluidics Corp. Dr. Koziol holds a Ph.D. degree in Metallurgy from M.I.T., has authored several technical papers and holds two patents.

About Semitool, Inc.
Semitool is a worldwide leader in the design, development, manufacture, and support of high performance wet chemical processing equipment for use in the fabrication of semiconductor devices. Its primary families of tools include electrochemical deposition systems for the plating of copper interconnects for integrated circuits and other metals for various applications, and wafer surface preparation systems for cleaning, stripping, and etching processes.

Founded in 1979 and headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The Company's stock trades on the Nasdaq National Market under the symbol SMTL.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Semitool, Inc.
(Registrant)

July 5, 2000 by

/s/William A. Freeman
-----------------------
Chief Financial Officer